NEWS

FOR RELEASE: December 10, 2002

Charter Announces New Structure to Streamline Organization

ST. LOUIS - In a move to improve customer relationships, eliminate redundancies, provide alignment around common goals and enhance communications, Charter Communications, Inc. (Nasdaq: CHTR) today announced sweeping changes to its operating structure. The company will consolidate operations into five geographically clustered divisions, and focus on customer-oriented execution within key markets that serve an average of 250,000 customers within those five divisions.

At the same time, changes in the St. Louis-based corporate office will enable the company to eliminate redundant practices, streamline reporting structures, better leverage technology and information systems and take advantage of its size and national scope.

Charter President and CEO Carl Vogel said today's announcement is the next natural step following the consolidation and rebuild of systems that were acquired by Charter as part of 14 acquisitions over the last three years. As a result, Charter is now the nation's third-largest cable television company with some 6.7 million customers.

"Having rebuilt and upgraded about 87 percent of our plant, it's necessary now to identify and capitalize on efficiencies in our operating organization," Mr. Vogel said. "These changes are the result of an internal review of every department, staff and group within Charter's organizations during the last two months. This flattened organization will eliminate management layers and reduce redundancy, allowing decisions to be made closer to the customer and resulting in streamlined operations, improved communication and more effective execution."

Mr. Vogel said Charter will reorganize the company's operating structure into five new geographically clustered divisions. Each division head will report directly to Charter's newly appointed Executive Vice President of Operations, Margaret A. "Maggie" Bellville, who also has responsibility for marketing, programming, and customer care.

"Maggie has been immediately tasked to oversee the staffing of the new operating divisions," Mr. Vogel said. "We're very fortunate to have recruited this proven leader in telecommunications. Her more than 20 years of broad-based experience in operations, business development, marketing and sales at Cox Communications, Century Communications, and GTE/Contel Cellular have allowed her to hit the ground running with this initiative."

"Our challenge will be to retain our best internal talent, recruit top talent and put together a team that will execute with excellence and focus," Ms. Bellville said. "This is a tremendous opportunity to re- energize Charter and align every employee around common goals that focus on the customer."

Mr. Vogel indicated the workforce reductions would be significant and determined by year-end. Estimated savings from this streamlining will be announced along with fourth-quarter results in February 2003. "It is very important that we complete this restructuring as soon as possible so we can focus our attention on our customers," Mr. Vogel said. "It is our expectation that the large majority of the restructuring will be completed within the first quarter of 2003."

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About Charter Communications

Charter Communications, A Wired World Company™ , serves approximately 6.7 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital Cable® brand and high-speed Internet access marketed under the Charter Pipeline® .brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks™ brand. Advertising sales and production services are sold under the Charter Media™ brand. More information about Charter can be found at www.charter.com.

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Carl Vogel, President and CEO, and Kent Kalkwarf, EVP and CFO, will speak at
1:30 p.m. Eastern today at the Credit Suisse First Boston Media Week Conference in New York. The presentation will be available live via webcast at www.charter.com. Access the webcast at Investor Center via About Us.

Cautionary Statement Regarding Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission or the SEC, and include, but are not limited to:

  our ability to grow revenues and cash flow by offering advanced products and services;
  our ability to achieve free cash flow;
  our ability to maintain and grow the number of basic, digital and modem customers;
  the cost and availability of funding for anticipated capital expenditures for our upgrades, new equipment and facilities;
  availability of funds to meet payment obligations under our debt, either through cash from operations or further borrowings;
  our ability to support new advanced services through our plant technology upgrade;
  our ability to compete effectively in a highly competitive and changing environment;
  our ability to obtain programming as needed and at reasonable prices;
  our ability to continue to do business with and to use the intellectual property of existing vendors, particularly high-tech companies that do not have a long operating history;
  the results of the pending grand jury inquiry filed by the United States Attorney's Office for the Eastern District of Missouri, the pending informal, non-public SEC inquiry and the putative class action and derivative shareholders litigation against us;
  general business conditions and economic uncertainty; and
  the effects of governmental regulation on our business and our ability to retain local franchises.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward-looking statements after the date of this news release to conform these statements to actual results or to changes in our expectations.

Contacts:
Media
Andy Morgan
314-543-2217
amorgan@chartercom.com

Equity Analysts
Mary Jo Moehle
314-543-2397
mmoehle@chartercom.com

Debt Analysts
Ralph Kelly
314-543-2388
rkelly@chartercom.com